Exhibit 10.6

SUPERVALU INC.
P.O. Box 990 Minneapolis, MN 55440 952 828 4623

July 25, 2016
Mark Gross

Dear Mark:
This letter agreement amends your employment letter agreement dated February 2, 2016 (the “Offer Letter”) to revise your benefit related to personal use of Supervalu’s corporate aircraft. Commencing July 25, 2016, you will continue to have reasonable personal use of Supervalu corporate aircraft for calendar year 2016 and each subsequent calendar year in which you remain employed, in each case, subject to review and approval by the Board on an annual basis and subject to (i) any business use of such aircraft taking precedence over any personal use by you and (ii) Supervalu continuing to own its own corporate aircraft. However, the requirement that you reimburse to Supervalu the entire incremental or variable cost to Supervalu of such aircraft use shall be modified such that you shall only be required to reimburse Supervalu for such incremental or variable costs to the extent such incremental or variable costs exceed $50,000 in a fiscal year, provided that personal use included in such $50,000 amount must be ancillary to your business use of the corporate aircraft. Any amounts in excess of or outside of the $50,000 allowance shall continue to be reimbursed to Supervalu pursuant to the terms of the Aircraft Time Sharing Agreement between you and Supervalu dated March 8, 2016.

Sincerely,

SUPERVALU INC.
By:

/s/ GERALD STORCH
Name: Gerald Storch
Title: Non-Executive Chairman of the Board
Date: July 25, 2016

AGREED AND ACKNOWLEDGED:

/s/ MARK GROSS
Name: Mark Gross
Date: July 25, 2016